EXHIBIT 99.1

Commerce & Finance Law Offices

6F NCI Tower, A12 Jianguomenwai Avenue,

Chaoyang District, Beijing, PRC; Postcode: 100022

Tel:(8610) 65693399 Fax: (8610) 65693838, 65693836, 65693837

E-mail Add: beijing@tongshang.com Website: www.tongshang.com

To: BCD Semiconductor Manufacturing Limited	January 27, 2011

No. 1600, ZiXing Road

Shanghai ZiZhu Science-based Industrial Park

200241

People’s Republic of China

Dear Sir/Madam,

1.	We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the laws and regulations of the PRC. For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

2.	We have acted as the PRC counsel for BCD Semiconductor Manufacturing Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “SEC”), under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on January 5, 2011, relating to the offering by the Company and certain selling shareholders of the Company (the “Selling Shareholders”) of respective numbers of American Depositary Shares (“ADSs”), each of which represents six ordinary shares, par value $0.001 per share, of the Company (together with the ADSs, the “Offered Securities”) and (ii) the Company’s proposed listing of the ADSs on the Nasdaq Global Select Market.

3.	In rendering this opinion, we have examined the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

4.	In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with authentic original documents submitted to us as copies and the completeness of the documents provided to us. We have also assumed that no amendments, revisions, modifications or other changes have been made with respect to any of the documents after they were submitted to us for purposes of this opinion. We have further assumed the accuracy and completeness of all factual statements in the documents.

5.	In rendering this opinion, we have relied with your permission (a) as to matters involving the application of the laws of New York, upon the opinion of Wilson Sonsini Goodrich & Rosati, counsel to the Company, (b) as to matters involving the application of the laws of the Cayman Islands, upon the opinion of Maples & Calder, Cayman Islands counsel to the Company, and (c) as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company or any of the PRC Subsidiaries (as defined below) and public officials.

In this opinion, except as otherwise defined herein or to the extent that the context otherwise requires, the following terms shall have the following meanings:

“PRC”	People’s Republic of China, for the purpose of this opinion only, PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan

“Existing Instrument”	any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound (including, without limitation, any credit agreement, indenture, pledge agreement, security agreement or other instrument or agreement evidencing, guaranteeing, securing or relating to indebtedness of the Company or any of its subsidiaries ), or to which any of the property or assets of the Company or any of its subsidiaries is subject

“BCD” or “Company”	BCD Semiconductor Manufacturing Limited, a Cayman Islands limited liability company

“BCD Shanghai”	BCD (Shanghai) Semiconductor Manufacturing Limited

“BCD ME”	BCD (Shanghai) Micro-Electronics Ltd.

“SIM-BCD”	Shanghai SIM-BCD Semiconductor Manufacturing Co., Ltd.

(SIM-BCD, BCD Shanghai, and BCD ME are each referred to as a “PRC Subsidiary” and collectively as the “PRC Subsidiaries”)

1.	Due Incorporation and Valid Existence of the PRC Subsidiaries

Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, each of the PRC Subsidiaries of the Company has been duly incorporated, is validly existing and in good standing under the PRC Law and has the requisite legal capacity, right, power and authority (corporate and other) and the governmental authorization, as authorized by each governmental agency or authority of the PRC (“Governmental Agency”), to own, use, lease and operate its respective assets and to conduct its respective business in the manner presently conducted and as currently proposed to be conducted and is duly qualified to transact its business in the manner presently conducted and as currently proposed to be conducted as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus. The respective articles of association, the business license and the certificate of approval (if applicable) of the PRC Subsidiaries fully comply with the requirements of applicable PRC Law and are legally valid and in full force and effect. Each PRC Subsidiary is a legal person with limited liability and the liability of the Company in respect of the equity interest directly or indirectly held by the Company in each PRC Subsidiary is limited to its registered capital therein.

The PRC Subsidiaries have no overseas subsidiaries. Each of the Company and its subsidiaries incorporated in a jurisdiction other than the PRC (the “Non-PRC Subsidiaries”) is not required to register or qualify with a Governmental Agency as a foreign corporation in order to transact business as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus.

a.	SIM-BCD

SIM-BCD was incorporated by the Company and a PRC company as a Sino-foreign co-operative joint venture enterprise with limited liability under the PRC Law on January 20, 2001. The term of its operation is 10 years commencing from January 20, 2001.

When established, the total investment of SIM-BCD was USD 22,000,000 and its registered capital was USD9,000,000. In July 2002, SIM-BCD was approved to increase its registered capital from USD 9,000,000 to USD 10,000,000 and its total investment remained unchanged. In January 2004, SIM-BCD was approved to increase its total investment from USD 22,000,000 to USD 29,900,000 and its registered capital from USD 10,000,000 to USD 22,727,000. In February 2004, SIM-BCD was approved to change its business scope. In April 2004, SIM-BCD was approved to increase its total investment from USD 29,900,000 to USD 60,000,000 and its registered capital from USD 22,727,000 to USD 33,330,000. In November 2004, SIM-BCD’s PRC shareholder was approved to transfer all of its equity interest in SIM-BCD to BCD. In December 2006, SIM-BCD was approved to increase its total investment from USD 60,000,000 to USD 85,000,000 and its registered capital from USD 33,330,000 to USD 45,830,000. All the approval, registration and filing required or necessary under the PRC Law in relation to the capital increase and change of the business scope have been obtained and are in full force and effect. All the registered capital of USD 45,830,000 has been duly paid up.

All of the registered capital of SIM-BCD has been fully and timely paid up and is legally owned by BCD. All of the equity interest in SIM-BCD owned by BCD is free and clear of all security interests, liens, charges, encumbrances, claims, defects or restrictions (“Liens”). There are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any equity interest in SIM-BCD.

b.	BCD Shanghai

BCD Shanghai was established by BCD as a WFOE with limited liability under the PRC Law on June 22, 2005. Its operation term is 50 years commencing from June 22, 2005. When established, the total investment of BCD (Shanghai) was USD 1,000,000,000 and its registered capital was USD334,000,000.

All the registered capital of BCD Shanghai has not yet been fully and timely paid up by BCD, but BCD Shanghai has obtained the approval for its dissolution from Shanghai Municipal Commission of Commerce on September 30, 2010. BCD Shanghai has obtained valid approval for its dissolution from the competent PRC government authority and there is no risk that such approval will be challenged or revoked by the Ministry of Commerce in the future. Since BCD Shanghai has obtained valid approval from the competent government authority, the Company will not be required to contribute the remaining registered capital of BCD Shanghai or be imposed any penalties for the failure of the contribution of the registered capital of BCD Shanghai in the future.

All of the equity interests in BCD Shanghai owned by BCD are free and clear of all Liens. There are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any equity interest in BCD Shanghai.

c.	BCD ME

BCD ME was incorporated by SIM-BCD and BCD Shanghai as a domestic company with limited liability under the PRC Law on November 20, 2009. The term of its operation is 30 years commencing from November 20, 2009.

The registered capital of BCD ME is RMB130,000,000. In April 2010, BCD Shanghai was approved to transfer all of its equity interest in BCD ME to Shanghai SIM-BCD. In May 2004, BCD ME was approved to change its business scope. Such changes of business scope and equity transfer have been duly registered and filed with the competent authorities in accordance with the PRC Law. All the registered capital of RMB130,000,000 has been duly paid up.

All of the registered capital of BCD ME has been fully and timely paid up and is legally owned by SIM-BCD. All of the equity interest in BCD ME owned by SIM-BCD is free and clear of all Liens. There are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any equity interest in BCD ME.

Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, the Company has no other direct or indirect shareholding, capital contribution or investment in any other companies or economic entities in the territory of the PRC.

2.	Licenses and Permits

The businesses and operations (with respect to each PRC Subsidiary, the “Businesses”) as currently conducted by each of the PRC Subsidiaries are within the business scope as set out in its business license. The conduct of the current businesses and operations of the PRC Subsidiaries do not violate any relevant PRC Law.

Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, each of the PRC Subsidiaries, has obtained all necessary consents, waivers, sanctions, filings, disclosures, registrations, exemptions, permissions, endorsements, annual inspections, qualifications, approvals, permits, authorizations, certificates and licenses (collectively, “Approvals”), including the business license, the approval certificate for a wholly foreign owned enterprise (“WFOE”), the tax registration certificates, the foreign exchange registration certificate, the finance registration certificate and the customs registration certificate for self-declaration, in connection with valid establishment, existence and its Businesses as required by current PRC Law including without limitation, the Company Law of the PRC, the Law of the PRC on Wholly Foreign-owned Enterprises, the Administrative Rules on Registration of Companies and as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus, and such Approvals remain in full force as of the date of this legal opinion except for the expiration of BCD Shanghai’s customs registration certificate for self-declaration which would not reasonably be expected to have material adverse effect on the business operations of BCD Shanghai. Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, we are not aware of any reason which will cause us to reasonably believe that any of the Approvals will likely be revoked, suspended, cancelled or withdrawn or (where relevant) cannot be renewed upon expiration.

3.	Compliance with Laws, Regulations and Articles of Association

Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, the execution, delivery and performance of the Underwriting Agreement and the Deposit Agreement, the issue and sale of the Shares and the Offered Securities being delivered at the Closing Date or the Option Closing Date, the deposit of the Shares with the Depositary against issuance of the ADRs evidencing the ADSs to be delivered at the Closing Date or the Option Closing Date, and the compliance by the Company and the Selling Shareholders with all of the provisions of the Underwriting Agreement and the compliance by the Company with all of the provisions of the Deposit Agreement and the consummation of the transactions therein contemplated will not conflict with or result in a material breach or violation of any of the terms or provisions of, or constitute a Default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of any of the PRC Subsidiaries pursuant to, any Existing Instrument to which any of the PRC Subsidiaries is a party or by which any of the PRC Subsidiaries is bound or to which any of the property or assets of any of the PRC Subsidiaries is subject, nor will such action result in any material violation of the provisions of the articles of association, business license or any other constituent documents of any of the PRC Subsidiaries or any PRC Law.

4.	Power for Business Contracts

Each of the relevant PRC Subsidiaries has full power, authority and legal right to enter into, execute, adopt, assume, issue, deliver and perform their respective obligations, in all material respects, under any Existing Instrument under which the relevant PRC Subsidiaries are parties. No governmental approvals are required to be done or obtained for the performance of the respective relevant PRC Subsidiaries of their obligations and the transactions contemplated under each of such contracts under which the relevant PRC Subsidiaries are parties other than those already obtained.

5.	Intellectual Property Rights

The PRC Subsidiaries own valid licenses in full force and effect or otherwise have the legal right to use all material or possess patents, patent rights, domain names, licenses, copyrights, mask works, trademarks, service marks, and trade names, including registration and applications thereof, and knowhow and other intellectual property rights (collectively, “Intellectual Property Rights”) employed by it in connection with the business now conducted as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus.

6.	Good and Marketable Title to Properties

Except for properties located at No.1600 Zixing Road, Shanghai, which is owned by BCD ME now, none of the PRC Subsidiaries has self-owned real properties. Each lease agreement to which any PRC Subsidiaries is a party is duly executed and legally binding; the leasehold interests in the properties of each PRC Subsidiary are free from liens, pledge, and restrictions; and are fully protected by the terms of the lease agreements, which are valid, binding and enforceable in accordance with their terms under the PRC Law, except where the defects on the leasehold interests would not reasonably be expected to have, individually or in aggregate, a material adverse effect on the business operations of the PRC Subsidiaries.

7.	No Liquidation

Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, no PRC Subsidiary has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or, threatened for the winding up, dissolution or liquidation of such PRC Subsidiary, or for the suspension, withdrawal, revocation or cancellation of the business license of such PRC Subsidiary.

8.	Legal Enforcement

Each of the PRC Subsidiaries is capable of suing and being sued and can be made subject to any legal proceedings in PRC courts or tribunals. Neither the PRC Subsidiaries nor any of their properties is entitled to any immunity on the ground of sovereignty, from any action, suit or other legal proceedings or from enforcement, execution or attachment.

9.	Dividends Payment

Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, each of the PRC Subsidiaries is entitled to convert Renminbi into any foreign currency and remit any dividends and other distributions declared and payable to it by the PRC Subsidiaries (as the case may be) outside the PRC without the need to obtain any governmental approvals in the PRC, provided that such dividends and other distributions are legally permissible to be declared and paid to it and the remittance of such dividends and other distributions outside the PRC complies with the procedures required by the applicable PRC Laws on foreign exchange. All such dividends and other distributions are not, except as described in the Registration Statement, Time of Sale Prospectus and the Prospectus, subject to withholding or other taxes under the PRC Law and are otherwise free and clear of any other tax, withholding or deduction in the PRC, and without the necessity of obtaining any governmental authorization in the PRC.

10.	Regulatory Compliance of the PRC Subsidiaries

Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, no PRC Subsidiary is in breach of or in default under any applicable PRC Law, agreements or governmental approvals, the result of which would materially affect such PRC Subsidiary or its assets or revenues or the operation of its business.

11.	Indemnification.

The indemnification and contribution provisions set forth in Sections 9 and 10 of the Underwriting Agreement and Section 5.8 of the Deposit Agreement do not contravene PRC Law.

12.	No Stamp Tax

No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Underwriters to the PRC Government or to any political subdivision or tax authority thereof or therein in connection with (a) the sale and delivery by the Company and the Selling Shareholders of the ADSs or Shares represented by the ADSs to or for the respective accounts of the Underwriters or (b) the sale and delivery outside the PRC by the Underwriters of the Shares to the initial purchasers thereof in the manner contemplated herein. Under the PRC Law, except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, (i) dividends paid by the PRC Subsidiaries to the Company will not be subject to income tax imposed in the PRC or any subdivision thereof, (ii) any dividends or distributions made by the Company to holders or beneficial owners of the Shares will not be subject to any PRC withholding tax or tax of any other nature, and (iii) a holder or beneficial owner of Shares will not be subject to any PRC transaction tax, stamp duty or similar tax or duty or any PRC withholding tax or other PRC taxes of any nature in connection with the acquisition, ownership and disposition of the Shares, including the receipt of any dividends or distributions on the Shares, provided in the case of (ii) and (iii) that the holder or beneficial owner has not been physically resident in the PRC for a period of one year or more and therefore become subject to PRC tax (and to the extent not granted an exemption or other relief under any applicable double tax treaty).

13.	No Licensing Requirement

The entry into, and performance or enforcement of the Underwriting Agreement and the Deposit Agreement in accordance with its terms will not subject any of the Underwriters to any requirement to be licensed or otherwise qualified to do business in the PRC, nor will any Underwriter be deemed to be resident, domiciled, carrying on business through an establishment or place in the PRC or in breach of any laws or regulations in the PRC by reason of entry into, performance or enforcement of the Underwriting Agreement or the Deposit Agreement.

14.	Use of Proceeds

The application of the net proceeds to be received by the Company from the sale of the Securities as contemplated by the Registration Statement, the Time of Sale Prospectus and the Prospectus will not contravene any provision of applicable PRC Law, rule or regulation, or the articles of association, the business or other constituent documents of the PRC Subsidiaries or contravene the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument binding upon the PRC Subsidiaries, or any judgment, order or decree of any governmental agency in the PRC.

15.	Submission to the Jurisdiction of New York Court

The irrevocable submission of the Company and each Selling Shareholder to the jurisdiction of a New York Court, the waiver by the Company and each Selling Shareholder of any objection to the venue of a proceeding in a New York Court, the waiver and agreement not to plead an inconvenient forum, waiver of sovereign immunity and agreement of each of the Company and the Selling Shareholders that the Underwriting Agreement and the Deposit Agreement shall be construed in accordance with and governed by the laws of the State of New York, in each case is legal, valid and binding under the PRC law and does not contravene mandatory or prohibitive provisions of the PRC Law. Service of process effected in the manner set forth in the Underwriting Agreement and the Deposit Agreement does not contravene mandatory or prohibitive provisions of the PRC Law to confer valid personal jurisdiction over the Company or any Selling Shareholder. Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, any judgment obtained in a New York Court arising out of or in relation to the obligations of each of the Company and the Selling Shareholders under the Underwriting Agreement and the Deposit Agreement will be recognized by the PRC government and any political subdivision or authority thereof or therein.

16.	Listing and Offering Approval

Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, no approval is required from any PRC Governmental Agency or regulatory authority (including, without limitation, the China Securities Regulatory Commission and the Ministry of Commerce) for, or in connection with the proposed Transactions or the compliance by the Company and the Selling Shareholders with the provisions of the Underwriting Agreement, the Deposit Agreement and the transactions therein contemplated.

17.	Statements in the Offering Documents

The statements contained in the Registration Statement, the Time of Sale Prospectus, and Prospectus under the captions “Prospectus Summary”, “Risk Factors,” “Dividends and Dividend Policy”, “Exchange Rate Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business,” “Regulations,” “Taxation”, “Management”, “Related Party Transactions” “Enforceability of Civil Liabilities”, “Underwriting” and “Legal Matters”(other than the financial statements and related schedules and other financial data contained therein to which we express no opinion), to the extent such statements relate to matters of the PRC Law or legal conclusions in respect of the PRC Law, have been reviewed by us and are true and correct in all material respects, and we have no reason to believe there has been anything omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material aspect.

This opinion is limited to PRC Laws of general application as of the date of this opinion and is given on the basis that it will be governed by, and construed in accordance with, PRC Laws. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the PRC.

PRC Laws referred to herein are laws currently in force as of the date of the opinion and there is no guarantee that any of such PRC Laws will not be changed, amended or revoked in the immediate future or in the longer term with or without retrospective effect.

We hereby consent to the use of this opinion in, and the filing thereof as an exhibit to, the above-mentioned Registration Statement and to the reference to our name under the headings “Taxation”, “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus included in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Under a circular issued by the China Securities Regulatory Commission on December 3, 2007 regarding the interpretation of Article 11 of “The Measures for the Administration of the Provisions of Securities Legal Services by Law Firms”, we are not permitted to address this opinion to underwriters in the offering.

Sincerely yours,

/s/ Commerce & Finance Law offices

Commerce & Finance Law offices